Exhibit 99.1

Iconix Reports Financial Results for the Fourth Quarter & Full Year 2019

NEW YORK, March 30, 2020 /Globe Newswire/ -

•	Total revenue of $43.2 million compared to $42.7 million in the prior year quarter.
•	GAAP Operating Loss- $59.6 million as compared to $52.1 million in the prior year quarter.
•	Adjusted EBITDA increases 71% from the prior year quarter, while Adjusted EBITDA margin improves to 51% from 30% in the prior year quarter.
•	Signed 191 license deals during 2019, representing $135 million of aggregate guaranteed minimum royalties over the life of these contracts.
•	Improved cost structure of business during the year, decreasing SG&A cost 20% from prior year quarter and 31% year-over-year.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the fourth quarter and full year ended December 31, 2019.

Bob Galvin, CEO commented, “Results for the fourth quarter of 2019 were consistent with management’s expectations, as we continue to stabilize the business and our operational cost structure.  Our focus on the business and decreasing costs continue to help improve our Adjusted EBITDA margin. We continue to develop our pipeline of future business, as we signed 191 deals during 2019 for aggregate guaranteed minimum royalties of approximately $135 million.”

Fourth Quarter & Full Year 2019 Financial Results

GAAP Revenue by Segment

(000’s)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Licensing revenue:
Women’s	$10,637	$8,732	$37,491	$57,401
Men’s	11,302	11,321	36,793	39,073
Home	3,548	4,036	14,753	24,568
International	17,691	18,616	59,947	66,647
	$43,178	$42,705	$148,984	$187,689

For the fourth quarter of 2019, total revenue was $43.2 million, a 1% increase, compared to $42.7 million in the fourth quarter of 2018. The 22% increase in revenue in our Women’s segment was principally as a result of a strong performance in our Danskin and Rampage brands and the impact of our recent Joe Boxer agreement with the new Sears. Sales in our home segment declined 12% as a result of the termination of our direct-to-retail license for our Royal Velvet brand, partly offset by increases in revenue from our Charisma brand. Our International segment declined 5% in the fourth quarter of 2019 primarily as a result of our termination of the licensee for Umbro in China.

For the twelve months ended December 31, 2019, total revenue was $149.0 million, a 21% decline, compared to $187.7 million in the twelve months ended December 31, 2018. The decrease was primarily driven by decreases in our Women’s and Home segments as a result of the transition of several brands from their historical direct to retail relationships to non-exclusive arrangements.

SG&A Expenses:

Total SG&A expenses in the fourth quarter of 2019 were $23.2 million, a 20% decline compared to $29.0 million in the fourth quarter of 2018. The decline for the quarter was primarily driven by a decrease in advertising and bad debt expense somewhat offset by the costs related to previously disclosed ongoing government and SEC investigations.

Exhibit 99.1

Total SG&A expenses in the twelve months ended December 31, 2019 were $84.0 million, a 31% decline compared to $121.4 million in the twelve months ended December 31, 2018. Excluding the impact of an $8.2 million bad debt expense as a result of the Sears bankruptcy filing in 2018, SG&A expenses decreased 26% year over year.

Trademark, Investment and Asset Impairment:

In the fourth quarter of 2019, the Company recorded a non-cash trademark impairment charge of $65.6 million, primarily related to the write-down in the Joe Boxer and Mudd trademarks in the Women’s segment and Fieldcrest in the Home segment. The Company also recorded a non-cash investment impairment charge of $9.6 million in the fourth quarter of 2019 due to impairment of the Company’s investment in MG Icon, which owns the Material Girl trademark, and an asset impairment charge of $1.8 million related to the consolidation and partial sublease of our New York office space. In the fourth quarter of 2018, the Company recorded a non-cash trademark impairment charge of $58.7 million, primarily in the Women’s segment related to the write-down in the Mossimo, Joe Boxer and Mudd trademarks. The Company also recorded a non-cash investment impairment charge of $2.5 million in the fourth quarter of 2018 due to impairment of the Company’s investment in iBrands.

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating loss for the fourth quarter of 2019 was $59.6 million, as compared to operating loss of $52.1 million for the fourth quarter of 2018.  The fourth quarter 2019 results include $77.0 million of charges related to trademark impairments, investment impairment and an asset impairment related to the downsizing of our New York office, as compared to $61.2 million of total impairment charges in the prior year quarter. Adjusted EBITDA in the fourth quarter of 2019 was $21.9 million, which represents an operating loss of $59.6 million excluding net charges of $81.5 million.  Adjusted EBITDA in the fourth quarter of 2018 was $12.8 million, which represents an operating loss of $52.1 million excluding net charges of $64.9 million.  The change period over period in Adjusted EBITDA is primarily as a result of reduced SG&A expenses driven by the Company’s cost reduction initiative. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Operating loss for the twelve months ended December 31, 2019 was $30.8 million, as compared to an operating loss of $119.0 million for the twelve months ended December 31, 2018.  Adjusted EBITDA for the twelve months ended December 31, 2019 was $81.5 million, which represents operating loss of $30.8 million excluding net charges of $112.3 million.  Adjusted EBITDA for the twelve months ended December 31, 2018 was $76.0 million, which represents an operating loss of $119.0 million excluding net charges of $195.0 million. The change period over period in Adjusted EBITDA is primarily as a result of reduced SG&A expenses driven by the Company’s cost reduction initiative mostly offset by the reduction in revenue as outlined above. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Note: All items in the following tables are attributable to the Company’s interest in its subsidiaries and joint ventures, as applicable, and exclude the results related to non-controlling interest. Certain numbers may not add due to rounding.

Adjusted EBITDA by Segment (1)	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
(000's)	2019	2018	% Change	2019	2018	% Change

Women's	$9,139	$5,041	81%	$35,493	$42,723	-17%
Men's	4,778	5,940	-20%	15,625	13,876	13%
Home	3,081	4,071	-24%	12,871	19,994	-36%
International	11,247	4,019	180%	37,566	25,737	46%
Corporate	(6,393)	(6,303)	-1%	(20,032)	(26,370)	24%
Adjusted EBITDA	$21,852	$12,768	71%	$81,523	$75,960	7%

Adjusted EBITDA Margin (2)	51%	30%		55%	40%

Exhibit 99.1

Adjusted EBITDA margin in the fourth quarter of 2019 was 51% as compared to Adjusted EBITDA margin in the fourth quarter of 2018 of 30%.  The change period over period in Adjusted EBITDA margin is primarily as a result of the Company’s decrease in expenses.

Adjusted EBITDA margin in the twelve months ended December 31, 2019 was 55% as compared to Adjusted EBITDA margin in the twelve months ended December 31, 2018 of 40%.  The change period over period in Adjusted EBITDA margin is primarily as a result of reduced SG&A expenses driven by the Company’s cost reduction initiative.

Interest Expense and Other (Income) Loss, net:

Interest expense in the fourth quarter of 2019 was $13.9 million as compared to $14.9 million in the fourth quarter of 2018.  In the fourth quarter of 2019, Other (income) loss was a $12.1 million loss as compared to a $7.3 million gain in the fourth quarter of 2018.  This gain or loss results primarily from the Company's accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective period's income statement.

Interest expense in the twelve months ended December 31, 2019 was $57.3 million as compared to $59.2 million in the twelve months ended December 31, 2018. For Other (Income) Loss, net for the twelve months ended December 31, 2019, the Company recognized a $5.3 million loss as compared to a $91.3 million gain in the prior year period. This gain or loss results primarily from the Company’s accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective periods income statement.

Provision for Income Taxes:

The effective income tax rate for the fourth quarter of 2019 is approximately -8.0%, which resulted in a $6.8 million income tax provision, as compared to an effective income tax rate of -11.1% in the fourth quarter of 2018, which resulted in a $6.7 million income tax provision.  The effective tax rate for the three months ended December 31, 2019 remains consistent as compared to the three months ended December 31, 2018 primarily due to foreign withholding tax incurred on foreign sourced revenue, which remain consistent quarter-over-quarter.

The effective income tax rate for the twelve months ended December 31, 2019 is approximately -8.6%, which resulted in a $8.1 million income tax provision, as compared to an effective income tax rate of -7.9% in the twelve months ended December 31, 2018, which resulted in a $6.5 million income tax provision.  The effective tax rate for the twelve months ended December 31, 2019 remains consistent as compared to the twelve months ended December 31, 2018 primarily due to foreign withholding tax incurred on foreign sourced revenue, which remain consistent year-over-year.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income attributable to Iconix for the fourth quarter of 2019 reflected a loss of $95.0 million, compared to a loss of $69.1 million for the fourth quarter of 2018. GAAP diluted EPS for the fourth quarter of 2019 reflected a loss of $8.11, compared to a loss of $9.04 for the fourth quarter of 2018.

GAAP net income attributable to Iconix for the twelve months ended December 31, 2019 reflected a loss of $111.5 million, compared to a loss of $100.5 million for the twelve months ended December 31, 2018.  GAAP diluted EPS for the twelve months ended December 31, 2019 reflected a loss of $10.56 compared to a loss of $14.93 for the twelve months ended December 31, 2018.

Adjusted EBITDA (1):

Adjusted EBITDA for the fourth quarter of 2019 was $21.9 million, compared to $12.8 million for the fourth quarter of 2018.  Adjusted EBITDA for the twelve months ended December 31, 2019 was $81.5 million, compared to $76.0 million for the twelve months ended December 31, 2018.

Exhibit 99.1

Adjusted EBITDA: (1)
(000's)

	For the Three Months Ended December 31,
	2019	2018	% Change

GAAP Operating Income (Loss)	$(59,636)	$(52,092)

Add:
stock-based compensation	209	(2,297)
depreciation and amortization	423	540
loss on termination of licenses	—	4,900
contract asset impairment charges	136	889
trademark, goodwill, investment and asset impairment charges	76,966	61,195
special charges	4,805	1,859
non-controlling interest	(2,580)	(2,217)
non-controlling interest related to depreciation, amortization and trademark impairment	1,529	(9)
	81,488	64,860

Adjusted EBITDA	$21,852	$12,768	71%
Adjusted EBITDA Margin (2)	51%	30%

Adjusted EBITDA: (1)
(000's)

	For the Twelve Months Ended December 31,
	2019	2018	% Change

GAAP Operating Income (Loss)	$(30,780)	$(119,037)

Add:
stock-based compensation	971	(2,405)
depreciation and amortization	1,816	2,329
costs associated with debt financings	—	8,344
loss on termination of licenses	—	10,550
contract asset impairment charges	3,769	1,294
trademark, goodwill, investment and asset impairment charges	93,966	176,729
special charges	19,868	9,040
non-controlling interest	(9,597)	(10,852)
non-controlling interest related to depreciation, amortization and trademark impairment	1,510	(32)
	112,303	194,997

Adjusted EBITDA	$81,523	$75,960	7%
Adjusted EBITDA Margin (2)	55%	40%

Exhibit 99.1

Balance Sheet and Liquidity:

(000's)	December 31, 2019	December 31, 2018
Cash Summary:
Unrestricted Domestic, Canada and China (Wholly Owned)	$29,144	$45,936
Unrestricted Luxembourg (Wholly Owned)	17,023	12,213
Unrestricted in consolidated JV's	9,298	8,460
Restricted Cash	15,946	16,026

Total Cash	$71,411	$82,635

Debt Summary:
Senior Secured Notes due January 2043*	$338,130	$365,481
Variable Funding Note due January 2043	100,000	100,000
5.75% Convertible Notes due August 2023	94,430	109,715
Senior Secured Term Loan due August 2022	175,600	189,421

Total Debt (Face Value)	$708,160	$764,617

*- The Company’s Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio (“DSCR”).  As a result of a decline in royalty collections during the twelve months ended March 31, 2019, the DSCR fell below 1.10x as of March 31, 2019. Beginning April 1, 2019, the Senior Secured Notes are in a Rapid Amortization Event pursuant to the Securitization Notes Indenture.  In rapid amortization, the residual will immediately be used to pay down the principal.  Iconix will continue to receive its management fee from the Securitization Notes and the Company does not believe the loss of our residual, if any, will have a significant impact on our operations.

Fiscal 2020 Outlook

Due to the impact that COVID-19 is having across the globe, and the rapid and continuous economic developments, we are not providing guidance for fiscal 2020 at this time. The impact of COVID-19 on our business could be material to our operating results, cash flows and financial condition. Due to the evolving and uncertain nature of this situation, we are not able to estimate the full extent of the impact on Iconix’s operating results, cash flows and financial condition. We will provide additional updates as the situation warrants.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about

Exhibit 99.1

future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations, the impact of novel coronavirus on global production, manufacturing, distribution and sales and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10‑K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10‑Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com

212-730-0030

Exhibit 99.1

Unaudited Consolidated Statement of Operations

(000’s, except earnings per share data)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Licensing revenue	$43,178	$42,705	$148,984	$187,689
Selling, general and administrative expenses	23,150	28,992	83,996	121,429
Loss on termination of licenses	—	4,900	—	10,550
Depreciation and amortization	422	540	1,816	2,329
Equity (earnings) loss on joint ventures	2,276	(831)	(14)	(3,043)
Gains on sale of trademarks, net	—	—	—	(1,268)
Asset impairment	1,766	—	1,766	—
Goodwill impairment	—	—	—	37,812
Trademark impairment	65,587	58,696	65,587	136,417
Investment impairment	9,613	2,500	26,613	2,500
Operating income (loss)	(59,636)	(52,092)	(30,780)	(119,037)
Other expenses (income):
Interest expense	13,864	14,895	57,264	59,214
Interest income	(102)	(190)	(360)	(495)
Other (income) loss, net	12,116	(7,304)	5,291	(91,305)
Gain on extinguishment of debt	—	—	—	(4,473)
Foreign currency translation loss	98	700	858	1,153
Other expenses (income) – net	25,976	8,101	63,053	(35,906)
Income (loss) before income taxes	(85,612)	(60,193)	(93,833)	(83,131)
Provision for income taxes	6,829	6,666	8,083	6,538
Net loss	(92,441)	(66,859)	(101,916)	(89,669)
Less: Net income attributable to non-controlling interest	2,579	2,218	9,597	10,852
Net loss attributable to Iconix Brand Group, Inc.	$(95,020)	$(69,077)	$(111,513)	$(100,521)

Earnings (loss) per share:
Basic	$(8.11)	$(9.04)	$(10.56)	$(14.93)
Diluted	$(8.11)	$(9.04)	$(10.56)	$(14.93)

Weighted average number of common shares outstanding:
Basic	11,716	7,642	10,559	6,734
Diluted	11,716	7,642	10,559	6,734

Exhibit 99.1

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure, which represents operating income excluding stock-based compensation (benefit) expense, depreciation and amortization, impairment charges, costs associated with recent financings, special charges related to potential settlement and professional fees incurred as a result of cooperation with the Staff of the SEC, the SEC and related SDNY investigations, internal investigations, the previously disclosed class action and derivative litigations, costs related to the transition of Iconix management, but including gains on sales of trademarks and non-controlling interest. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA information may calculate EBITDA and Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation for the Three Months Ended December 31, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	(27,198)	(50,217)	35,281	55,059	-	-	-	-	-	-	-	(9)	-	208	1,056	-	9,139	5,041
Men's	7,103	3,361	872	131	-	-	-	4,900	13	13	-	-	-	189	(3,210)	(2,654)	4,778	5,940
Home	(14,709)	1,334	17,789	2,719	-	-	-	-	-	-	1	7	-	11	-	-	3,081	4,071
International	(1,944)	3,690	11,645	786	-	-	-	-	71	105	3	(17)	136	481	1,336	(1,026)	11,247	4,019
Corporate	(22,888)	(10,260)	11,379	2,500	4,805	1,859	-	-	339	422	205	(2,278)	-	-	(233)	1,454	(6,393)	(6,303)
Total Income	(59,636)	(52,092)	76,966	61,195	4,805	1,859	-	4,900	423	540	209	(2,297)	136	889	(1,051)	(2,226)	21,852	12,768

Adjusted EBITDA Reconciliation for the Twelve Months Ended December 31, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Costs associated with debt financings		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Contract Asset Impairment		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	(961)	(128,050)	35,281	170,593	-	-	-	-	-	-	-	-	-	75	117	222	1,056	(117)	35,493	42,723
Men's	24,878	11,754	872	131	-	-	-	-	-	10,550	50	90	-	-	(144)	275	(10,031)	(8,924)	15,625	13,876
Home	(4,932)	17,221	17,789	2,719	-	-	-	-	-	-	-	-	6	30	8	24	-	-	12,871	19,994
International	23,487	27,447	11,645	786	-	-	-	-	-	-	300	460	14	213	3,788	773	(1,668)	(3,942)	37,566	25,737
Corporate	(73,252)	(47,409)	28,379	2,500	19,868	9,040	-	8,344	-	-	1,466	1,779	951	(2,723)	-	-	2,556	2,099	(20,032)	(26,370)
Total Income	(30,780)	(119,037)	93,966	176,729	19,868	9,040	-	8,344	-	10,550	1,816	2,329	971	(2,405)	3,769	1,294	(8,087)	(10,884)	81,523	75,960

(2) Adjusted EBITDA margin is a non-GAAP financial measure, which represents Adjusted EBITDA as a percentage of revenue.  The Company believes Adjusted EBITDA margin is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA margin include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA margin should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA margin information may calculate EBITDA margin and Adjusted EBITDA margin differently than we do. The definition of Adjusted EBITDA margin may not be the same as the definitions used in any of our debt agreements.